Exhibit 99.1

For Immediate Release: April 22, 2014

Bridge Capital Holdings Reports Financial Results

For the First Quarter Ended

March 31, 2014

Conference Call and Webcast Scheduled for Tuesday, April 22, 2014 at

5:00 p.m. Eastern Time

San Jose, CA – April 22, 2014 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, announced today its financial results for the first quarter ended March 31, 2014.

The Company reported net income of $3.7 million for the three months ended March 31, 2014, representing a decrease of $1.3 million, or 26%, from $5.0 million for the quarter ended December 31, 2013, and representing an increase of $295,000, or 9%, from net income of $3.4 million for the same period one year ago.

For the quarter ended March 31, 2014, the Company reported earnings per diluted share of $0.24, which compared with $0.33 for the quarter ended December 31, 2013 and $0.23 for the quarter ended March 31, 2013.

For the quarter ended March 31, 2014, the Company’s return on average assets and return on average equity were 0.97% and 9.09%, respectively, and compared to 1.31% and 12.44%, respectively, for the quarter ended December 31, 2013 and 1.06% and 9.29%, respectively, for the same period in 2013.

“We continued to see strong new business development activity despite the seasonal weakness that we typically experience in the first quarter,” said Daniel P. Myers, president and chief executive officer of Bridge Bank, N.A. and Bridge Capital Holdings. “During the first quarter, we had very balanced loan production, resulting in increases in loans outstanding across most of our major lending areas and 25% annualized growth in total loans. We continue to see particular strength in technology lending, which helped drive 29% annualized growth in our commercial loan portfolio in the first quarter. The new client relationships we are developing continue to drive improvement in our deposit mix, as non-interest bearing deposits increased to 69% of our total deposits at the end of the first quarter. With the success we are having in adding quality assets to our balance sheet, we are optimistic that we can generate a higher level of profitability in the coming quarters.”

First Quarter Highlights

First quarter 2014 results, compared to fourth quarter 2013 (unless otherwise noted), reflected strong performance across most areas of the Company’s business and included the following:

•	Total assets grew to $1.62 billion at March 31, 2014, with loans comprising 73% of the average earning asset mix, compared to 70% during the prior quarter. Total deposits were $1.42 billion at March 31, 2014, which included demand deposits of $989.8 million. This represents the highest level of demand deposit balances since the inception of the Company.

•	Loan growth continued to be strong, particularly in the commercial lending portfolio. Gross loans reached $1.14 billion at March 31, 2014, representing an increase of $67.1 million, or 6%, compared to gross loans of $1.08 billion at December 31, 2013. Average loan balances increased by $58.8 million, or 6%, to $1.08 billion for the first quarter of 2014, compared to $1.02 billion for the quarter ending December 31, 2013.

•	Allowance for credit losses represented 1.98% of total gross loans and 191.51% of nonperforming loans at March 31, 2014, compared to 2.04% of total gross loans and 145.18% of nonperforming loans at December 31, 2013. The provision for credit losses of $500,000 for the first quarter of 2014 primarily related to the strong growth in the loan portfolio. Net recoveries were $221,000 for the period ended March 31, 2014, compared to net charge-offs of $975,000 for the quarter ended December 31, 2013.

•	Nonperforming assets decreased by $3.3 million to $11.9 million, or 0.73% of total assets, compared to $15.1 million, or 0.94%, of total assets at December 31, 2013.

•	Total revenue of $20.8 million for the first quarter of 2014 represented a decrease of $1.5 million, or 7%, from the prior quarter. Net interest income of $18.0 million for the first quarter of 2014 compared to $18.4 million for the fourth quarter of 2013. Non-interest income of $2.7 million for the first quarter of 2014 compared to $3.9 million for the fourth quarter of 2013.

•	Net interest margin decreased to 4.91% for the quarter ended March 31, 2014 compared to 4.99% for the fourth quarter of 2013.

•	Capital ratios remained strong and continued to support the Company’s growth. Total Risk-Based Capital Ratio was 13.76%, Tier I Capital Ratio was 12.51%, and Tier I Leverage Ratio was 11.71% at March 31, 2014.

Net Interest Income and Margin

Net interest income of $18.0 million for the quarter ended March 31, 2014 represented a decrease of $368,000, or 2%, compared to $18.4 million for the quarter ended December 31, 2013, and an increase of $2.5 million, or 16%, compared to $15.5 million for the quarter ended March 31, 2013. The decrease in net interest income from the prior quarter was primarily attributable to a lower level of loan related fees. The increase in net interest income from the prior year was primarily attributable to an increase in interest earning assets and excess liquidity generated from deposit growth combined with an increase in loan related fees. Average earning assets of $1.49 billion for the quarter ended March 31, 2014 increased $27.7 million, or 2%, compared to $1.46 billion for the quarter ended December 31, 2013, and increased $239.8 million, or 19%, compared to $1.25 billion for the same quarter in 2013. Loan fee amortization for the quarter ended March 31, 2014 was $2.8 million, compared to $3.6 million for the quarter ended December 31, 2013, and $2.1 million for the quarter ended March 31, 2013.

The Company’s net interest margin for the quarter ended March 31, 2014 was 4.91%, compared to 4.99% for the quarter ended December 31, 2013, and 5.05% for the same period one year earlier. The decrease in net interest margin compared to the quarter ended December 31, 2013 was primarily due to decreased loan fees. The decrease in net interest margin compared to the same period one year ago was primarily due to a less favorable mix of earning assets, partially offset by increased loan fees. The impact on the net interest margin from decreased loan fees for the three months ended March 31, 2014 compared to the prior quarter was 22 basis points. The impact on the net interest margin from increased loan fees compared to the quarter ended March 31, 2013, was 7 basis points. The negative impact on the net interest margin from reversal or foregone interest on nonperforming assets for the three months ended March 31, 2014 compared to the prior quarter was 1 basis point. The negative impact on the net interest margin from reversal or foregone interest on nonperforming loans compared to the quarter ended March 31, 2013 was 9 basis points.

The Company’s loan-to-deposit ratio, a measure of leverage, averaged 81.1% during the three months ended March 31, 2014, which represented an increase compared to an average of 77.5% for the quarter ended December 31, 2013, and an increase from an average of 79.5% for the same period of 2013.

Non-Interest Income

The Company’s non-interest income for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013 was $2.7 million, $3.9 million, and $2.9 million, respectively.

The decrease in non-interest income of $1.1 million during the first quarter of 2014 compared to the fourth quarter of 2013 was primarily attributed to a decrease in warrant income and a decrease in gains on sale of SBA loans. The decrease in non-interest income of $170,000 during the first quarter of 2014 compared to the same period one year earlier was primarily attributed to a decrease in gains on sale of OREO and SBA loans. For the quarter ended March 31, 2014, the Company received warrant related income of $121,000, compared to $785,000 for the period ended December 31, 2013, and $13,000 for the same period one year earlier. For the quarter ended March 31, 2014, the Company recognized a gain from the sale of SBA loans of $213,000, compared to $751,000 for the fourth quarter of 2013, and $400,000 for the same period one year earlier. There were no gains on sale of OREO recognized during the current quarter, compared to a loss of $2,000 for the prior quarter and gains of $370,000 for the same period last year. Service charges on deposits decreased to $916,000 during the first quarter of 2014 from $954,000 in the fourth quarter of 2013, and $873,000 during the same period one year earlier. Additionally, the Company recognized $761,000 in international fee income during the quarter ended March 31, 2014, compared to $763,000 for the prior quarter, and $635,000 for the same period one year earlier. Finally, $299,000 in Visa interchange fee income was recognized during the first quarter of 2014, compared to $268,000 during the prior quarter and $174,000 for the same period during the prior year.

Net interest income and non-interest income comprised total revenue of $20.8 million for the three months ended March 31, 2014, compared to $22.3 million for the three months ended December 31, 2013 and $18.5 million for the same period one year earlier.

Non-Interest Expense

Non-interest expense was $14.0 million for the quarters ended March 31, 2014 and December 31, 2013, and $11.9 million for the quarter ended March 31, 2013. Overall, the increase in non-interest expenses reflects the Company’s investments in new initiatives and personnel to support future growth.

Salary and benefits expense for the quarter ended March 31, 2014 was $9.0 million, compared to $9.4 million and $7.6 million for the quarters ended December 31, 2013 and March 31, 2013, respectively. The decrease in salary and benefits expense from the fourth quarter of 2013 was primarily due to the additional incentive compensation accruals that were recognized during that quarter related to 2013 performance. The increase in salary and benefits expense compared to the same period in prior year was primarily related to an increase in headcount to support growth and new initiatives, combined with annual salary increases necessary to remain competitive in the Company’s core markets and increased stock-based compensation due to long-term retention awards. As of March 31, 2014 and December 31, 2013, the Company employed 235 full-time equivalents (FTE) compared to 218 FTE at March 31, 2013.

Marketing expense for the quarter ended March 31, 2014 was $619,000, compared to $586,000 and $538,000 for the quarters ended December 31, 2013 and March 31, 2013, respectively. The increase in marketing expense from prior year was a result of an overall initiative to increase brand awareness.

“Other real estate owned” and loan-related charges were $329,000 for the quarter ended March 31, 2014, compared to $212,000 and $208,000 for the quarters ended December 31, 2013 and March 31, 2013, respectively. Although non-performing assets have decreased substantially in the quarter, loan related charges have increased primarily as a result of expenses related to one non-performing credit, and expenses related to the Visa card program that was implemented in 2013.

Regulatory assessments related to FDIC insurance for deposit balances, totaled $351,000 for the quarter ended March 31, 2014, compared to $345,000 for the quarter ended December 31, 2013 and $226,000 for the same period one year ago. Regulatory assessments fluctuate depending on asset size and other factors, including credit quality.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 67.64%, 62.76%, and 64.24% for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013, respectively.

Balance Sheet

Bridge Capital Holdings reported total assets at March 31, 2014 of $1.62 billion, compared to $1.60 billion at December 31, 2013 and $1.35 billion on the same date one year ago. The increase in total assets of $12.3 million, or 1%, from December 31, 2013 was driven by an increase in deposit production which was primarily used to fund loan growth.

The Company reported total gross loans outstanding at March 31, 2014 of $1.14 billion, which represented an increase of $67.1 million, or 6%, over $1.08 billion at December 31, 2013, and an increase of $190.6 million, or 20%, over $954.2 million at March 31, 2013. The increase in total gross loans from December 31, 2013 and March 31, 2013 was broad-based throughout the portfolio, with the most significant growth reflected in the commercial lending portfolio.

The Company’s total deposits were $1.42 billion as of March 31, 2014, which represented an increase of $9.9 million, or 1%, compared to $1.41 billion at December 31, 2013 and an increase of $249.7 million, or 21%, compared to $1.17 billion at March 31, 2013. The increase in deposits from December 31, 2013 and March 31, 2013 was primarily attributable to continued growth in non-interest bearing demand deposit accounts.

Demand deposits represented 69.9% of total deposits at March 31, 2014, compared to 68.7% at December 31, 2013 and 62.4% for the same period one year ago. Core deposits represented 97.0% of total deposits at March 31, 2014, compared to 96.5% at December 31, 2013 and 95.8% at March 31, 2013.

Credit Quality

Nonperforming assets were $11.9 million, or 0.73% of total assets, as of March 31, 2014, compared to $15.1 million, or 0.94% of total assets, as of December 31, 2013, and $9.6 million, or 0.71% of total assets, at March 31, 2013. The nonperforming assets at March 31, 2014 consisted of loans on nonaccrual or 90 days or more past due totaling $11.8 million and OREO valued at $23,000.

Nonperforming loans at March 31, 2014 were comprised of loans with legal contractual balances totaling approximately $19.4 million reduced by $2.2 million received in non-accrual interest and impairment charges of $5.4 million which have been charged against the allowance for credit losses.

Nonperforming loans were $11.8 million, or 1.03% of total gross loans, as of March 31, 2014, compared to $15.1 million, or 1.40% of total gross loans, as of December 31, 2013, and $9.6 million, or 1.00% of total gross loans, at March 31, 2013. The decline in non-performing loans was primarily attributable to collections on non-accrual loans within the asset-backed lending portfolio.

The carrying value of OREO was $23,000 as of March 31, 2014, and $31,000 at December 31, 2013, and March 31, 2013.

The allowance for loan losses was $22.7 million, or 1.98% of total loans, at March 31, 2014, compared to $21.9 million, or 2.04% of total loans, at December 31, 2013, and $20.5 million, or 2.15% of total loans, at March 31, 2013. The provision for credit losses was $500,000 for the first quarter of 2014, compared to $750,000 for the same period one year ago. There was no provision for credit losses for the quarter ended December 31, 2013.

The Company charged-off $465,000 in loan balances during the three months ended March 31, 2014, compared to $850,000 charged-off during the three months ended December 31, 2013, and $350,000 charged-off during the three months ended March 31, 2013.

During the three months ended March 31, 2014, the Company recognized $686,000 in loan recoveries compared to $1.8 million and $195,000, respectively, in loan recoveries for the three months ended December 31, 2013 and March 31, 2013.

“Our net recoveries in the first quarter include the last $500,000 remaining on a $4.3 million commercial line of credit that was completely charged-off during the second quarter of 2013,” said Thomas A. Sa, executive vice president and chief financial officer of Bridge Capital Holdings. “Over the past three quarters, we collected in full on this charge-off, which reflects our conservative posture towards loss recognition and our effective collection efforts.”

Capital Adequacy

The Company’s capital ratios at March 31, 2014 substantially exceed the regulatory definition for being “well capitalized” with a Total Risk-Based Capital Ratio of 13.76%, a Tier I Risk-Based Capital Ratio of 12.51%, and a Tier I Leverage Ratio of 11.71%. Additionally, the Company’s tangible common equity ratio at March 31, 2014 was 10.38% and book value per common share was $10.58, representing an increase of $0.32, or 3.2%, from $10.26 at December 31, 2013 and an increase of $0.97, or 10.1%, from $9.61 at March 31, 2013.

Conference Call and Webcast

Management will host a conference call today at 5:00 p.m. Eastern time/2:00 p.m. Pacific time to discuss the Company’s financial results and answer questions.

Individuals interested in participating in the conference call may do so by dialing 877.941.9205 from the United States, or 480.629.9818 from outside the United States and referencing conference ID 4678924 or “Bridge Capital Holdings.” Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at www.bridgebank.com.

A telephone replay will be available through April 30, 2014, by dialing 800.406.7325 from the United States, or 303.590.3030 from outside the United States, and entering conference ID 4678924. A webcast replay will be available for 90 days.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Recognized by SNL Financial on their 2012's Top 100 Performing Banks with assets between $500m and $5b, and designated "Superior" by BauerFinancial and IDC, Bridge Bank is a full-service professional business bank founded in the highly competitive climate of Silicon Valley in 2001. From the very beginning, our goal has been to offer small-market and middle-market businesses from across many industries a better way to bank. We provide a surprisingly broad range of financial solutions, enabling us to meet our clients' varied needs across all stages — from inception to IPO and beyond. It's how we go about doing so that differentiates us from our competition.

For additional information, visit the Bridge Bank website at www.bridgebank.com or follow us @BridgeBank.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer and Chief Strategy Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release.  Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

- Financial Tables Follow -

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Dollars in Thousands)

	Three months ended
	03/31/14	12/31/13	03/31/13

INTEREST INCOME
Loans	$17,047	$17,326	$14,471
Federal funds sold	78	102	43
Investment securities	1,502	1,599	1,634
Total interest income	18,627	19,027	16,148

INTEREST EXPENSE
Deposits	338	369	338
Other	269	270	266
Total interest expense	607	639	604

Net interest income	18,020	18,388	15,544
Provision for credit losses	500	-	750
Net interest income after provision for credit losses	17,520	18,388	14,794

NON-INTEREST INCOME
Service charges on deposit accounts	916	954	873
International Fee Income	761	763	635
Gain on sale of SBA loans	213	751	400
Other non-interest income	858	1,428	1,010
Total non-interest income	2,748	3,896	2,918

OPERATING EXPENSES
Salaries and benefits	9,015	9,435	7,561
Premises and fixed assets	1,238	1,073	982
Other	3,794	3,478	3,317
Total operating expenses	14,047	13,986	11,860

Income before income taxes	6,221	8,298	5,852
Income tax expense	2,505	3,278	2,431

NET INCOME	$3,716	$5,020	$3,421

EARNINGS PER SHARE
Basic earnings per share	$0.25	$0.35	$0.24
Diluted earnings per share	$0.24	$0.33	$0.23
Average common shares outstanding	14,646,573	14,487,562	14,411,008
Average common and equivalent shares outstanding	15,462,649	15,342,164	15,068,931

PERFORMANCE MEASURES
Return on average assets	0.97%	1.31%	1.06%
Return on average equity	9.09%	12.44%	9.29%
Efficiency ratio	67.64%	62.76%	64.24%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13

ASSETS
Cash and due from banks	$30,799	$23,958	$31,439	$25,387	$23,023
Federal funds sold	123,724	162,379	116,640	142,310	42,030
Interest-bearing deposits	326	326	326	326	326
Investment securities	281,527	307,378	281,741	258,090	289,054
Loans:
Commercial	628,190	585,559	537,822	514,363	471,200
SBA	117,967	106,406	106,383	93,839	91,893
Real estate construction	62,360	51,518	43,289	47,410	37,975
Land and land development	13,554	13,572	12,576	12,696	10,353
Real estate other	129,447	122,063	128,445	142,139	136,244
Factoring and asset-based lending	187,319	192,783	178,901	184,289	200,831
Other	5,923	5,730	6,541	5,086	5,667
Loans, gross	1,144,760	1,077,631	1,013,957	999,822	954,163
Unearned fee income	(4,701)	(4,727)	(4,441)	(4,302)	(3,701)
Allowance for credit losses	(22,665)	(21,944)	(20,969)	(20,470)	(20,543)
Loans, net	1,117,394	1,050,960	988,547	975,050	929,919
Premises and equipment, net	2,850	2,081	1,856	1,977	1,987
Accrued interest receivable	4,390	4,323	4,088	3,981	4,192
Other assets	55,428	52,707	49,357	56,201	56,610
Total assets	$1,616,438	$1,604,112	$1,473,994	$1,463,322	$1,347,141

LIABILITIES
Deposits:
Demand noninterest-bearing	$981,406	$954,727	$819,784	$789,382	$719,206
Demand interest-bearing	8,404	11,115	9,213	9,761	8,671
Money market and savings	384,364	391,310	403,916	426,539	389,153
Time	41,782	48,940	48,909	50,932	49,250
Total deposits	1,415,956	1,406,092	1,281,822	1,276,614	1,166,280

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Accrued interest payable	9	10	10	10	10
Other liabilities	15,189	17,736	17,907	15,208	11,924
Total liabilities	1,448,681	1,441,365	1,317,266	1,309,359	1,195,741

SHAREHOLDERS' EQUITY
Common stock	113,081	112,714	112,120	110,883	109,928
Retained earnings	55,662	51,946	46,926	42,499	40,656
Accumulated other comprehensive income /(loss)	(986)	(1,913)	(2,318)	581	816
Total shareholders' equity	167,757	162,747	156,728	153,963	151,400
Total liabilities and shareholders' equity	$1,616,438	$1,604,112	$1,473,994	$1,463,322	$1,347,141

CAPITAL ADEQUACY
Tier I leverage ratio	11.71%	11.61%	11.84%	11.71%	12.81%
Tier I risk-based capital ratio	12.51%	12.70%	13.76%	13.41%	13.94%
Total risk-based capital ratio	13.76%	13.96%	15.01%	14.80%	15.19%
Total equity/ total assets	10.38%	10.15%	10.63%	10.52%	11.24%
Book value per common share	$10.58	$10.26	$9.94	$9.79	$9.61

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,082,993	6.38%	$17,047	$894,570	6.56%	$14,471
Federal funds sold	113,062	0.28%	78	73,817	0.24%	43
Investment securities	292,594	2.08%	1,502	280,447	2.36%	1,634
Other	326	0.00%	-	329	0.00%	-
Total interest earning assets	1,488,975	5.07%	18,627	1,249,163	5.24%	16,148

Noninterest-earning assets:
Cash and due from banks	26,549			25,499
All other assets (3)	31,504			36,509
TOTAL	$1,547,028			$1,311,171

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$8,568	0.05%	$1	$9,502	0.04%	$1
Money market and savings	388,723	0.29%	277	360,675	0.31%	273
Time	43,416	0.56%	60	47,612	0.55%	64
Other	27,805	3.92%	269	20,416	5.28%	266
Total interest-bearing liabilities	468,512	0.53%	607	438,205	0.56%	604

Noninterest-bearing liabilities:
Demand deposits	895,265			707,520
Accrued expenses and other liabilities	17,439			16,058
Shareholders' equity	165,812			149,388
TOTAL	$1,547,028			$1,311,171

Net interest income and margin		4.91%	$18,020		5.05%	$15,544

(1)	Loan fee amortization of $2.8 million and $2.1 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.5 million and $19.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)

(Dollars in Thousands)

	Three months ended March 31,			Three months ended December 31,
	2014			2013
		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$1,082,993	6.38%	$17,047	$1,024,227	6.71%	$17,326
Federal funds sold	113,062	0.28%	78	143,070	0.28%	102
Investment securities	292,594	2.08%	1,502	293,640	2.16%	1,599
Other	326	0.00%	-	326	0.00%	-
Total interest earning assets	1,488,975	5.07%	18,627	1,461,263	5.17%	19,027

Noninterest-earning assets:
Cash and due from banks	26,549			27,080
All other assets (3)	31,504			28,342
TOTAL	$1,547,028			$1,516,685

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$8,568	0.05%	$1	$9,568	0.04%	$1
Money market and savings	388,723	0.29%	277	405,043	0.30%	304
Time	43,416	0.56%	60	47,020	0.54%	64
Other	27,805	3.92%	269	17,527	6.11%	270
Total interest-bearing liabilities	468,512	0.53%	607	479,158	0.53%	639

Noninterest-bearing liabilities:
Demand deposits	895,265			859,254
Accrued expenses and other liabilities	17,439			18,111
Shareholders' equity	165,812			160,162
TOTAL	$1,547,028			$1,516,685

Net interest income and margin		4.91%	$18,020		4.99%	$18,388

(1)	Loan fee amortization of $2.8 million and $3.6 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $22.5 million and $21.6 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY

INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)

(Dollars in Thousands)

	03/31/14	12/31/13	09/30/13	06/30/13	03/31/13

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$21,944	$20,969	$20,470	$20,543	$19,948
Provision for credit losses, quarterly	500	-	-	5,300	750
Charge-offs, quarterly	(465)	(850)	(1,660)	(5,399)	(350)
Recoveries, quarterly	686	1,825	2,159	26	195
Balance, end of period	$22,665	$21,944	$20,969	$20,470	$20,543

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$11,835	$15,115	$15,533	$16,160	$9,588
Loans with principal or interest contractually past due 90 days or more and still accruing interest	-	-	-	-	-
Nonperforming loans	11,835	15,115	15,533	16,160	9,588
Other real estate owned	23	31	31	31	31
Nonperforming assets	$11,858	$15,146	$15,564	$16,191	$9,619

Loans restructured and in compliance with modified terms	5,535	5,569	5,652	5,708	8,798
Nonperforming assets and restructured loans	$17,393	$20,715	$21,216	$21,899	$18,417

Nonperforming Loans by Asset Type:
Commercial	$59	$452	$95	$195	$449
SBA	1,746	1,738	1,770	1,884	1,924
Construction	-	-	-	-	-
Land	-	4	5	7	9
Other real estate	7,159	7,290	7,549	10,390	5,688
Factoring and asset-based lending	2,871	5,631	6,114	3,684	1,518
Other	-	-	-	-	-
Nonperforming loans	$11,835	$15,115	$15,533	$16,160	$9,588

ASSET QUALITY
Allowance for credit losses / gross loans	1.98%	2.04%	2.07%	2.05%	2.15%
Allowance for credit losses / nonperforming loans	191.51%	145.18%	135.00%	126.67%	214.26%
Nonperforming assets / total assets	0.73%	0.94%	1.06%	1.11%	0.71%
Nonperforming loans / gross loans	1.03%	1.40%	1.53%	1.62%	1.00%
Net quarterly charge-offs / gross loans	-0.02%	-0.09%	-0.05%	0.54%	0.02%